EXHIBIT 99.1

WOLVERINE WORLD WIDE, INC. ANNOUNCES
PRELIMINARY Q4/2000 RESULTS, 2001 OUTLOOK

          Rockford, MI, January 18, 2001 -- Wolverine World Wide, Inc. (NYSE: WWW) announced today that it expects to report sales for the fourth quarter of 2000 of approximately $238 million, which will result in full year 2000 sales reaching a record level of $701 million, or better than a 5% increase from the $665 million reported in 1999. Excluding charges related to the previously announced sourcing and factory realignment, the Company anticipates reporting earnings per share for the fourth quarter in the $.38 to $.40 range, which will generate full year 2000 earnings per share of between $.96 and $.98.

          Sales in the quarter were negatively impacted by the transition out of a number of factories closed as part of the sourcing and factory realignment, and by a December in which the Company witnessed a fall-off in at-once business due to a cautious retail environment. Currency translations and the strong U.S. dollar also had a negative effect on the European and Canadian operations of the Company and its distributors. The tannery operations and the Hush Puppies U.S. and U.K. businesses experienced lower sales in the fourth quarter.

          The Company's Merrell and Harley-Davidson lifestyle brands experienced exceptional sales growth in the quarter. Retail sell-throughs of the Company's products were also good in the fourth quarter as evidenced by the performance of the Company's Retail Division, which experienced an 11% store-for-store gain.

          Timothy J. O'Donovan, the Company's President and CEO, stated, "While we did not achieve our sales and earnings goals for 2000, we moved aggressively to position the Company for improved results in 2001 and beyond. Our Merrell and Harley-Davidson footwear brands are performing at the top of their respective market segments. We experienced higher incoming orders for 2001, including our U.S. Hush Puppies business, which has generated significantly better orders for the past two quarters. The overall order backlog for the first half of 2001 is up 11%. Year-end order backlog was up 18%, including substantial early orders for new Merrell and Fall 2001 cold weather product for delivery in the second half of the year. Additionally, we will begin to realize the benefits from the sourcing and factory realignment (announced in July, 2000), which should result in higher gross margins. We have confidence in the fundamentals of our business and continue to invest in our brands, with marketing expenditures up 75% during the fourth quarter."

          "The Company strengthened its balance sheet and ended the year in a very strong position," said Stephen L. Gulis, Jr., Executive Vice President and Chief Financial Officer. "We expect to report a 13% reduction in inventories and lower receivables. The Company generated over $55 million in free cash flow for the year and ended the year with no outstanding indebtedness under its revolving credit agreement."

          The Company expects sales for 2001 to be in the $750-760 million range, and expects earnings per share to range from $1.14 to $1.18.

          The Company plans to report final results for the fourth quarter and 2000 before the market opens on February 7, 2001.

          The Company will host a conference call at 6:00 p.m. EST tonight (January 18, 2001) to discuss the 2000 anticipated results and current business trends. The question-and-answer session of the call will be limited to institutional investors and analysts. Individual investors and retail brokers are invited and encouraged to listen via teleconference or a live webcast. The dial-in number for individual investors and retail brokers in the United States is 877-601-4718; for international callers, the number is 312-470-7070. The passcode for the teleconference is "Wolverine."

          The webcast will be hosted on the Company's website at http://www.wolverineworldwide.com. To listen, click "For Investors" in the left navigation bar of this site's home page, and then click " Conference Call" from the top navigation bar of the investor services page. An icon entitled "Wolverine World Wide Conference Call" will be presented on the page: click this icon to listen. The broadcast will also be available at http://streetevents.com. To listen at this location, click on the Individual Investor Center in the upper right-hand corner to locate the broadcast. To listen to the webcast, your computer must have the latest version of RealPlayer installed. If you do not have RealPlayer, you can download RealPlayer for free at streetevents.com anytime prior to the call. A replay of the conference call will be available on the Company's website through midnight January 23, 2001.

          Wolverine World Wide, Inc. manufactures and markets a wide variety of branded footwear and performance leathers. Major branded products of the Company include: Bates® Uniform Footwear; Caterpillar ® Footwear; Coleman® Footgear; Harley-Davidson® Footwear; Hush Puppies® shoes, slippers, and accessories; HYTEST® safety footwear; Merrell® performance outdoor footwear; Wolverin e® work, sport and rugged outdoor footwear, apparel and accessories; Stanley® footgear; and Wolverine® All Season Weather LeathersTM. The Company's premier comfort technologies include: Air Paradise TM, Bounce®, Comfort Curve®, Wolverine DuraShocks® and DuraShocks Motion ControlTM, Wolverine FusionTM and Zero-GTM.

          This press release contains forward-looking statements, including those relating to future sales, earnings, margins and benefits from the sourcing and factory realignment. In addition, words such as " estimates," "expects," "intends," "should," "will," variations of such words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("Risk Factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Risk Factors include, among others: changes in consumer preferences or spending patterns; cost and availability of inventories; the impact of competition and pricing; retail buying patterns; consolidation in the retail sector; changes in economic and market conditions; and additional factors discussed in the Company's reports filed with the Securities and Exchange Commission and exhibits thereto. Other Risk Factors exist, and new Risk Factors emerge from time to time that may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Furthermore, the Company undertakes no obligation to update, amend or clarify forward-looking statements.

###